Exhibit 99.2

June 1, 2009

Board of Directors

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, NY 10022

Dear Sirs:

Consent of Financo, Inc.

Reference is made to our opinion letter dated, May 6, 2009 (our “Opinion”) with respect to certain aspects of the proposed Agreement and Plan of Reorganization by and among Alternative Asset Management Acquisition Corp. (“AAMAC”), Great American Group, Inc., AAMAC Merger Sub, Inc., Great American Group, LLC, Andrew Gumaer, Harvey Yellen and certain other parties. Our Opinion is for the information of the Board of Directors of AAMAC in connection with its consideration of such transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.

We hereby consent to (a) the inclusion of our letter to the Board of Directors of AAMAC as Appendix K to the Proxy Statement/Prospectus forming a part of the Registration Statement of Great American Group, Inc. on Form S-4 and (b) all references to our firm and such letter in such Proxy Statement/Prospectus in the form that has been transmitted to us in writing as of June 1, 2009. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FINANCO, INC.

By:	/s/ William Susman
William Susman
President